Sub-Item 77E:  Legal Proceedings
LEGAL PROCEEDINGS
Like many other mutual fund companies, in September 2003, Federated Investors, Inc., the parent company of the Federated funds' advisers and distributor (collectively, "Federated"), received detailed requests for information on shareholder trading activities in the Federated funds ("Funds") from the SEC, the New York State Attorney General, and the National Association of Securities Dealers. Since that time, Federated has received additional inquiries from regulatory authorities on these and related matters, and more such inquiries may be received in the future.
As a result of these inquiries, Federated and the Funds have conducted an internal investigation of the matters raised, which revealed instances in which a few investors were granted exceptions to Federated's internal procedures for limiting frequent transactions and that one of these investors made an additional investment in another Federated fund. The investigation has also identified inadequate procedures which permitted a limited number of investors (including several employees) to engage in undetected frequent trading activities and/or the placement and acceptance of orders to purchase shares of fluctuating net asset value funds after the funds' closing times. Federated has issued a series of press releases describing these matters in greater detail and emphasizing that it is committed to compensating the Funds for any detrimental impact these transactions may have had on them. In that regard, on February 3, 2004, Federated and the independent directors of the Funds announced the establishment by Federated of a restoration fund that is intended to cover any such detrimental impact. The press releases and related communications are available in the "About Us" section of Federated's website www.federatedinvestors.com, and any future press releases on this subject will also be posted there.
Shortly after Federated's first public announcement concerning the foregoing matters, and notwithstanding Federated's commitment to taking remedial actions, Federated and various Funds were named as defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland seeking damages of unspecified amounts. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. The board of the Funds has retained the law firm of Dickstein, Shapiro Morin & Oshinsky LLP to represent the Funds in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegations and will respond appropriately. Additional lawsuits based upon similar allegations have been filed, and others may be filed in the future. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, the ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.



SUB-ITEM 77H:  Changes in control of registrant


Federated Total Return Series, Inc.
(Registrant)




As of Spetember 30, 2003, The Peoples Bank & Trust TTEE, Larry Clark Checrolet-Plds Cadillac-Geo and The Peoples Bank & Trust TTEE FBO Transport Trailer Services, Tupelo, MS have attained control of the Registrant by acquiring 47%* each of the voting securities of the Registrant.


* Must be greater than 25%.






SUB-ITEM 77Q:  EXHIBITS


FEDERATED TOTAL RETURN SERIES, INC.

ARTICLES SUPPLEMENTARY


	FEDERATED TOTAL RETURN SERIES, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is authorized to issue 15,000,000,000 shares of common stock, par value $.001 per share, with an aggregate par value of $15,000,000. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

	SECOND: The Board of Directors of the Corporation hereby classifies 1,000,000,000 of the authorized but previously unclassified and unissued shares of common stock of the Corporation as follows:

Class	Number of Shares

Federated Total Return Bond Fund	1,000,000,000
Class K Shares


	THIRD: Following the aforesaid classification of unissued shares, the Corporation will have the following authorized capital:

Federated Mortgage Fund	1,000,000,000
Institutional Shares

Federated Mortgage Fund	1,000,000,000
Institutional Service Shares

Federated Ultrashort Bond Fund	1,000,000,000
Institutional Shares

Federated Ultrashort Bond Fund	1,000,000,000
Institutional Service Shares

Federated Ultrashort Bond Fund	2,000,000,000
Class A Shares

Federated Total Return Bond Fund	1,000,000,000
Institutional Shares

Federated Total Return Bond Fund	1,000,000,000
Institutional Service Shares

Federated Limited Duration Fund 	1,000,000,000
Institutional Shares


Federated Limited Duration Fund 	1,000,000,000
Institutional Service Shares

Federated Total Return Bond Fund	1,000,000,000
Class A Shares

Federated Total Return Bond Fund	1,000,000,000
Class B Shares

Federated Total Return Bond Fund	1,000,000,000
Class C Shares

Federated Total Return Bond Fund	1,000,000,000
Class K Shares

Unclassified Shares	1,000,000,000

Total Shares
	15,000,000,000

         FOURTH:	 The shares of common stock classified hereby shall be
subject to all provisions of the charter relating to stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FOURTH, paragraph (b) of the Corporation's Articles of Amendment and Restatement and as set forth below:

         a. Shares having a common Fund name shall be invested in a common investment portfolio and the assets, liabilities, income, expenses, dividends and related liquidation rights belonging to each investment portfolio and allocated among them and among the various classes invested therein shall be as determined by the Board of Directors of the Corporation in accordance with law.

         b. At such times (which may vary between and among the holders of particular classes of stock invested in a common investment portfolio) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock invested in any common investment portfolio of the Corporation may be automatically converted into shares of another class of stock invested in the same common investment portfolio of the Corporation based on the relative net asset value of such classes at the time of the conversion, subject, however, to any conditions of the conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

         FIFTH:  	The stock has been classified and reclassified by the Board
of Directors under the authority contained in the charter of the Corporation.

         SIXTH:  	These Articles Supplementary will become effective
immediately upon filing with the State Department of Assessments and Taxation of Maryland.

         IN WITNESS WHEREOF, Federated Total Return Series, Inc.
has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Assistant Secretary as of February 27, 2004.

	The undersigned, John W. McGonigle, Executive Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:	FEDERATED TOTAL RETURN SERIES, INC.



/s/ Todd P. Zerega		By:  /s/ John W. McGonigle
Name:  Todd P. Zerega	Name:  John W. McGonigle
Title:  Assistant Secretary	Title:  Executive Vice President







SUB-ITEM 77Q1:  EXHIBITS
Amendment to
Distributor's Contracts
between
the Federated Funds
and
Federated Securities Corp.

         This Amendment to the Distributor's Contracts (each an "Agreement" and together, the "Agreements") between the Federated Funds listed on Exhibit A, (each a "Fund" and collectively, the "Funds") and Federated Securities Corp. ("Distributor") is made and entered into as of the 1st day of October, 2003.

	WHEREAS, each Fund has entered into an Agreement with the Distributor under and pursuant to which the Distributor is the principal underwriter of the shares of the Fund;

	WHEREAS, the Securities and Exchange Commission and the United States Treasury Department ("Treasury Department") have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "Applicable Law"), specifically requiring certain financial institutions, including the Funds and the Distributor, to establish a written anti-money laundering and customer identification program ("Program");

         WHEREAS, each of the Funds and the Distributor have established a Program and wish to amend the Agreements to reflect the existence of such Programs and confirm the allocation of responsibility for the performance of certain required functions;

	NOW, THEREFORE, the parties intending to be legally bound agree and amend each Agreement as follows:

1.	The Funds and the Distributor each represent, warrant and certify that they have established, and covenant that at all times during the existence of each respective Agreement they will maintain, a Program in compliance with
Applicable Law.
2.	The Funds each represent and warrant that the Funds have entered into an amendment to the agreement with the transfer agent of the Funds, pursuant to which the transfer agent has agreed to perform all activities, including the establishment and verification of customer identities as required by
Applicable Law or its Program, with respect to all customers on whose behalf Distributor maintains an account with the Funds.
3.	Distributor covenants that it will enter into appropriate amendments to selling or other agreements with financial institutions that establish and maintain accounts with the Funds on behalf of their customers, pursuant to which such financial institutions covenant to establish and maintain a
Program with respect to those customers in accordance with Applicable Law.

In all other respects, each Agreement first referenced above shall remain in full force and effect.

WITNESS the due execution hereof as of the 1st day of October, 2003.

FUNDS

By:  /s/ John W. McGonigle
Name:  John W. McGonigle
Title:   Executive Vice President


FEDERATED SECURITIES CORP.

By:  /s/ James F. Getz
Name:  James F. Getz
Title:	 President - Broker/Dealer


EXHIBIT A

Funds	Distributor's Contract Date

Cash Trust Series, Inc.	March 1, 1993
Cash Trust Series II	January 25, 1991
Edward Jones Money Market Fund	April 1, 2001
Edward Jones Tax-Free Money Market Fund	March 1, 2001
Federated Adjustable Rate Securities Fund	April 24, 1992
Federated American Leaders Fund, Inc.	March 1, 1993
Federated Equity Funds	June 1, 1995
Federated Equity Income Fund, Inc.	March 1, 1993
Federated Fixed Income Securities Fund, Inc.	December 24, 1991
Federated GNMA Trust	May 29, 1992
Federated Government Income Securities, Inc.	July 17, 1996
Federated High Income Bond Fund, Inc.	March 1, 1993
Federated High Yield Trust	August 1, 1989
Federated Income Securities Trust	December 31, 1991
Federated Income Trust	June 1, 1992
Federated Index Trust	September 3, 1991
Federated Institutional Trust	September 1, 1994
Federated Insurance Series	December 1, 1993
Federated International Series, Inc.	February 11, 1991
Federated Investment Series Funds, Inc.	June 22, 1992
Federated Limited Duration Government Fund, Inc.	July 22, 1991
Federated Managed Allocation Portfolios	December 1, 1993
Federated Municipal Opportunities Fund, Inc.	July 17, 1996
Federated Municipal Securities Fund, Inc.	March 1, 1993
Federated Municipal Securities Income Trust	September 9, 1991
Federated Short-Term Municipal Trust	June 1, 1993
Federated Stock and Bond Fund, Inc.	March 1, 1993
Federated Stock Trust	August 1, 1989
Federated Total Return Government Bond Fund	September 1, 1995
Federated Total Return Series, Inc.	December 1, 1993
Federated U.S. Government Bond Fund	August 1, 1989
Federated U.S. Government Securities Fund:  1-3 Years	May 29, 1992
Federated U.S. Government Securities Fund:  2-5 Years	May 29, 1992
Federated World Investment Series, Inc.	March 1, 1994
Intermediate Municipal Trust	June 1, 1993
Money Market Obligations Trust	March 1, 1994



EXHIBIT E
to the
Distribution Plan

FEDERATED TOTAL RETURN SERIES, INC.:

Federated Limited Duration Fund
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Institutional Service Shares

     This Distribution Plan is adopted as of the 12th day of February, 2004, by Federated Total Return Series, Inc. with respect to the Institutional Service Shares of the portfolios of the Corporation set forth above.
     As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated Total Return Series, Inc. held during the month.
     Witness the due execution hereof this 1st day of March, 2004.


FEDERATED TOTAL RETURN SERIES, INC.


By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President